EXHIBIT 10.10
EXECUTION COPY
StarVox Communications, Inc.
U.S. Wireless Data, Inc,
2728 Orchard Parkway
San Jose, California 95134-2012
June 1, 2007
Gentlemen:
Reference is made to each of those certain Senior Secured Debentures issued by StarVox Communications, Inc., a California corporation (the “Company”), and acknowledged by U.S. Wireless Data, Inc., a Delaware corporation (“Parent”), to the order of DKR Soundshore Oasis Holding Fund Ltd., SMH Capital Inc. or Trinad Capital Master Fund, Ltd., or their registered assigns (“Holders”) in the aggregate principal amount of $9,000,000 (the “Debentures”) ($6,000,000 of which has been issued on the date hereof and $3,000,000 of which is anticipated to be issued upon the occurrence of certain events).
Holders agree to extend the maturity date of the Debentures to October 1, 2007 upon the occurrence of the following:
1. Company shall have entered into definitive agreements for at least $50,000,000 of equity financing within three months of the date hereof, the full amount of such financing shall have been funded into escrow and the release of such funds shall be conditioned only upon receipt of regulatory approvals for the transaction; or
2. The holders of all of the notes listed on Schedule 3(s) of that certain Securities Purchase Agreement among Company, Parent and Holders dated as of the date hereof have extended the maturity of all of such notes to January 7, 2008.
In the event of an extension of the Debentures in accordance with the provisions of the foregoing paragraph, the definition of Maturity Date in the second sentence of Section (1) of the Debentures shall be replaced in its entirety with the following, and all other provisions of the Debentures shall be unchanged and remain in full force and effect: “The “Maturity Date” shall be October 1, 2007, or (a) such earlier date as may be accelerated by the Required Holders upon an Event of Default in accordance with the terms hereof, (b) such later date as may be extended at the option of the Required Holders, or (c) such earlier date which is the third day following a financing or refinancing (or related series thereof) of either debt or equity by the Company and/or the Parent of at least Thirty Million Dollars ($30,000,000) in the aggregate.”
GOVERNING LAW. This letter agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this letter agreement and all disputes arising hereunder shall be governed by, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.
[Signature Pages Follow]

Sincerely, DKR SOUNDSHORE OASIS HOLDING FUND LTD.
By:	/s/ Barbara Burger
	Name:	Barbara Burger
	Title:	Authorized Signatory

Sincerely, SMH CAPITAL INC.
By:	/s/ Ben T. Morris
	Name:	Ben T. Morris
	Title:	Chief Executive Officer

Sincerely, TRINAD CAPITAL MASTER FUND, LTD.
By:	/s/ Jay Wolf
	Name:	Jay Wolf
	Title:	Director

     Agreed and acknowledged as of the date set forth above by:

StarVox Communications, Inc., a California corporation

By:	/s/ Thomas Rowley

Name:	Thomas Rowley
Title:	Chief Executive Officer

U.S. Wireless Data, Inc., a Delaware corporation

By:	/s/ Thomas Rowley

Name:	Thomas Rowley
Title:	Chief Executive Officer